Press Release

COWEN ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

Fifth Consecutive Quarter of Solid Profitability with Increasing Revenue Diversification

NEW YORK - April 25, 2019 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2019.

GAAP

•	First quarter 2019 revenue was $224.1 million compared to $251.4 million in the first quarter of 2018.

•	First quarter 2019 net income was $8.1 million or $0.26 per diluted common share, compared to $15.2 million, or $0.50 per diluted common share in the first quarter of 2018.

Economic Income (Non-GAAP)

•	First quarter 2019 revenue decreased 3% to $233.5 million from $241.5 million in the prior year period.

•	First quarter 2019 economic income was $17.0 million compared to $24.1 million in the prior year period.

•
First quarter 2019 economic income attributable to common stockholders was $15.3 million or $0.48 per diluted common share compared to $22.4 million or $0.73 per diluted common share in the prior year period.

First Quarter 2019 Financial Summary

	Three Months Ended
	March 31
(Dollar amounts in millions, except per share information)	2019	2018	%

GAAP:
Revenue	$224.1	$251.4	(11)%
Net income (loss) attributable to Cowen Inc.	$9.8	$16.9	(42)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%
Net income (loss) attributable to common stockholders	$8.1	$15.2	(47)%

ECONOMIC INCOME (NON-GAAP):
Economic income revenue	$233.5	$241.5	(3)%
Economic income (loss) attributable to Cowen Inc.	$17.0	$24.1	(29)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%
Economic income (loss) attributable to common stockholders	$15.3	$22.4	(32)%

Add: Depreciation and amortization	$5.0	$3.0	66%
Economic operating income attributable to common stockholders	$20.2	$25.3	(20)%

PER COMMON SHARE (DILUTED)
GAAP:
Earnings (loss) per common share	$0.26	$0.50	(49)%

Economic income (non-GAAP):
Economic income (loss) per common share	$0.48	$0.73	(34)%
Economic operating income (loss) per common share	$0.64	$0.83	(23)%

Note: Amounts may not add up due to rounding. A reconciliation of economic income (loss) to GAAP net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Quarterly Financial Supplement

Supplemental financial, statistical and business-related information is included in the Company's quarterly financial supplement. This information should be read in conjunction with the Company's earnings release. Both the earnings release and the financial supplement are available on the Investor Relations section of the Company's website at investor.cowen.com/presentations.
First Quarter 2019 Operating Highlights

•	Scaled businesses that will drive margin:

–	Advisory revenue increased 97% year-over-year to $28.4 million

–	First quarter of operations including the addition of Quarton International, a leading middle-market financial advisory firm. The acquisition of Quarton closed on January 2, 2019

•	Improved revenue diversification:

–	Non-healthcare revenue as a percentage of investment banking revenue rose to 52% from 24% in 1Q 2018

–	Advisory as a percentage of investment banking revenue was 34%, up from 15% in 1Q 2018

•	Maintained contribution from recurring revenue businesses:

–	Markets revenue, which includes brokerage, financing and other revenue, was $112.7 million compared to $117.0 million in first quarter 2018

•	Leveraged Cowen's domain expertise ("Cowen DNA") with the operating businesses

–	Positioning the investment management platform towards strategies that are salable, scalable and reflect Cowen DNA, such as the private healthcare investment management strategy

•	Simplified balance sheet by exiting non-core strategies:

–	Exited long-short equity strategy at end of February 2019
Capital Highlights

•	Book value per share decreased slightly to $24.12 as of March 31, 2019, compared to $24.37 as of December 31, 2018

•	During the quarter, the Company repurchased 315,400 shares for $4.7 million, at an average price of $14.77, under the Company's existing share repurchase program
Management Commentary

Jeffrey M. Solomon, Chief Executive Officer of Cowen, said, "In the first quarter of 2019, we made significant progress in diversifying revenue streams, growing our advisory business and gaining share in our markets business. As we look ahead to the remainder of 2019, we will strive to deliver increased value to our stakeholders as we aim to increase return on equity on a sustainable basis. We will also seek to provide increased transparency and a streamlined balance sheet as we set out in our framework philosophy of “simpler, fewer, deeper.”"
GAAP Financial Review

First Quarter Commentary

Revenue was $224.1 million compared to $251.4 million in the first quarter of 2018. The decrease was primarily due to reduced transaction activity in capital markets and brokerage,

Interest and dividend expense was $29.1 million compared to $24.5 million in the prior year period. The increase was related in part to debt issued in 2018.

Employee compensation and benefits expense decreased $5.0 million from the prior year period to $130.2 million.

Operating, general, administrative and other expenses increased $1.8 million year over year to $78.0 million. The increase is primarily related to increased marketing and business development expenses and professional fees, partially offset by decreased brokerage and trade execution costs.

Depreciation and amortization expense of $5.0 million increased $1.7 million from the prior year period. The increase is primarily due to higher amortization related to intangibles acquired through the Quarton acquisition.

Other income was $40.9 million compared to $33.8 million in the prior year period. The increase was primarily related to an improvement in the performance of the Company's own invested capital.

Income tax expense was $3.2 million compared to $6.9 million in the prior year quarter. This decrease was primarily attributable to the change in the Company’s pre-tax book income.

Net income (loss) attributable to redeemable non-controlling interests decreased by $9.0 million to $2.2 million from the prior year period. The decrease was primarily the result of a decrease in income earned by the Consolidated Funds in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	March 31, 2019	December 31, 2018	March 31, 2018

Cowen Inc. stockholders' equity	$814.8	$794.4	$758.8
Common equity (CE)	$713.5	$693.1	$657.5

Book value per share (CE/CSO)	$24.12	$24.37	$22.27

Common shares outstanding (CSO)	29.6	28.4	29.5

Summary Stockholders' Equity Information

Cowen Inc. stockholders' equity	$814.8	$794.4	$758.8
Less:
Preferred stock	$101.3	$101.3	$101.3
Common equity (CE)	$713.5	$693.1	$657.5

Note: Amounts may not add up due to rounding.

Stockholders' equity increased to $814.8 million as of March 31, 2019 from $794.4 million as of December 31, 2018.
Book value declined slightly, to $24.12 per share, due to share issuance related to the Quarton acquisition.

Share Repurchase Program

In first quarter 2019, the Company repurchased $4.7 million of its common stock, or 315,400 shares, at an average price of $14.77, under the Company's existing share repurchase program. Outside the share repurchase program, in the first quarter 2019 the Company acquired approximately $4.7 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 323,227 shares at an average price of $14.45.

The Board of Directors authorized an increase in shares available under the repurchase program. Approximately $25 million is currently available for repurchase under the program.

Economic Income (Non-GAAP) Financial Review

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of US GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended
	March 31		Dec. 31
(Per share information)	2019	2018	2018

Economic income (loss) per common share (diluted)	$0.48	$0.73	$0.19
Adjustments:
Income taxes	(0.10)	(0.23)	0.01
Uncrystallized incentive fees	(0.01)	(0.01)	0.08
Amortization of discount on convertible debt	(0.03)	—	(0.03)
Exited business costs	—	—	(0.08)
Retainer fees deferred for GAAP	(0.05)	—	—
Unrealized gain (loss) on conversion option (a)	—	0.01	—
Transaction-related and other costs	(0.03)	(0.01)	(0.07)
GAAP earnings (loss) per share (diluted)	$0.26	$0.50	$0.11

Note: Amounts may not add due to rounding.

(a) Prior to the Company's June 26, 2018 shareholder meeting, the embedded conversion option feature associated with its convertible notes (due 2022) was recognized at fair value in accordance with US GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of the Company's stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.

Economic Income Revenue

	Three Months Ended
	March 31			Dec. 31
(Dollar amounts in millions)	2019	2018	%	2018	%

Investment banking	$83.0	$93.9	(12)%	$77.6	7%
Brokerage	105.2	114.1	(8)%	123.4	(15)%
Management fees	10.4	13.1	(21)%	11.2	(7)%
Incentive income	16.7	5.2	222%	2.3	635%
Investment income (loss)	17.0	14.3	19%	(5.6)	NM
Other revenues	1.2	0.9	31%	(1.4)	NM
Total Revenue	$233.5	$241.5	(3)%	$207.4	13%

First Quarter 2019 Commentary

Total Economic Income revenue was $233.5 million compared to $241.5 million in the first quarter of 2018, a decrease of 3%. The decrease in Economic Income revenue was primarily attributable to a decrease in investment banking and brokerage activity, partially offset by increases in incentive income and investment income.

Interest expense increased $0.6 million to $6.6 million compared with $6.0 million in the prior year period. The increase is primarily related to debt issued in June of 2018.

Net of interest expense, Economic Income revenue was $226.9 million versus $235.5 million in the prior year quarter.

Total expenses were $209.9 million compared to $211.5 million in the prior year period. Items included are discussed below.

•	Compensation and benefits expense was $129.7 million compared to $134.1 million in the first quarter 2018. The compensation to revenue ratio was 55.5%, unchanged from 55.5% in the prior year period.

•	Fixed non-compensation expenses increased $0.5 million year over year to $35.2 million.

•	Variable non-compensation expenses were $37.7 million, down slightly from $38.0 million in the first quarter 2018.

•
Net income (loss) attributable to non-controlling interests increased by $0.6 million to $2.7 million for the three months ended March 31, 2019 compared with $2.2 million in the prior year period. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Depreciation expense, during the first quarter of 2019, was $1.7 million compared to $1.6 million in the prior year period.

Amortization expense was $3.3 million compared to $1.4 million in the first quarter of 2018. The increase is primarily related to the Quarton acquisition.

Economic Operating Income, which represents Economic Income attributable to common stockholders less preferred stock dividends and the add back of depreciation and amortization, was $20.2 million for the first quarter of 2019, compared to Economic Operating Income of $25.3 million in the prior year period.

Business Segment Results

The company conducts its operations through two reportable business segments: the investment bank segment and the investment management segment.

Investment Bank Segment

First Quarter Commentary

Brokerage revenue decreased $8.9 million to $105.2 million in the first quarter 2019 compared to $114.1 million in the first quarter 2018. The decrease was primarily attributable to reduced institutional brokerage, securities finance and prime services activity, as market-wide trading volumes declined during the quarter after a period of heightened volatility in late 2018.

Investment banking revenue was $83.0 million, a 12% decrease over the prior year quarter.  The decrease was primarily related to reduced capital markets activity due in part to the temporary government shutdown. Advisory revenue increased significantly due to organic growth as well as the Quarton acquisition.

Investment Banking Revenue Summary

	Three Months Ended
	March 31
(Dollar amounts in millions)	2019	2018
Capital Markets	$54.6	$79.6
Advisory	28.4	14.4
Total	$83.0	$93.9

Investment Banking Transaction Count

	Three Months Ended
	March 31
	2019	2018
Capital Markets	30	37
Of which bookrun:	21	28
Advisory	9	5
Total	39	42

Investment Management Segment

First Quarter Commentary

Management fees were $9.6 million compared to $12.4 million in the prior year quarter. This decrease was primarily related to a decrease in management fees from our activist and real estate businesses.

Incentive income was $16.7 million compared to $5.2 million in the prior year quarter. This increase was due in part to an increase in performance fees from the activist strategy.

As of April 1, 2019, the Company had assets under management of $11.6 billion, a $1.2 billion and $0.8 billion increase from January 1, 2019 and April 1, 2018 respectively.

Earnings Conference Call

Management will hold a conference call today (Thursday, April 25, 2019) at 9:00 am ET to discuss these results and provide an update on business conditions.

Chief Executive Officer Jeffrey M. Solomon and Chief Financial Officer Stephen A. Lasota will host the presentation, followed by a question and answer period.

U.S. dial in: 1-(855) 760-0961
International dial-in: 1-(631) 485-4850
Passcode: 8598945

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at investor.cowen.com. Please call the conference telephone number 10 minutes prior to the start time.

A replay of the call will be available beginning at 12pm ET April 25, 2019 through 12pm ET May 2, 2019.

U.S. replay dial-in: 1-(855) 859-2056
International replay dial-in: 1-(404) 537-3406
Replay ID: 8598945

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management segment.  The company’s broker dealer segment offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Investor Relations Contact:

Cowen Inc.
JT Farley, Head of Investor Relations, (646) 562-1056
james.farley@cowen.com

Source: Cowen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31
	2019	2018
Revenue
Investment banking	$80,106	$97,988
Brokerage	97,463	105,733
Management fees	7,141	7,417
Incentive income	15	16
Interest and dividends	29,092	25,954
Reimbursement from affiliates	288	377
Aircraft lease revenue	—	715
Reinsurance premiums	6,591	8,647
Other	1,061	1,336
Consolidated Funds revenues	2,340	3,201
Total revenue	224,097	251,384
Interest and dividends expense	29,084	24,540
Total net revenue	195,013	226,844
Expenses
Employee compensation and benefits	130,188	135,140
Reinsurance claims, commissions and amortization of deferred acquisition costs	6,162	8,731
Operating, general, administrative and other expenses	78,001	76,219
Depreciation and amortization expense	4,956	3,225
Consolidated Funds expenses	1,482	2,431
Total expenses	220,789	225,746
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	39,084	15,969
Consolidated Funds net (losses) gains	1,858	17,865
Total other income (loss)	40,942	33,834

Income (loss) before income taxes	15,166	34,932
Income tax expense/(benefit)	3,177	6,923
Net income (loss)	11,989	28,009
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	2,206	11,156
Net income (loss) attributable to Cowen Inc.	9,783	16,853
Less: Preferred stock dividends	1,698	1,698
Net income (loss) attributable to Cowen Inc. common stockholders	$8,085	$15,155

Earnings (loss) per share:
Basic	$0.27	$0.51
Diluted	$0.26	$0.50

Weighted average shares used in per share data:
Basic	29,750	29,625
Diluted	31,625	30,492

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended March 31, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$80,106	$2,885	(a)	$—	$82,991
Brokerage	97,463	7,694	(b)	—	105,157
Management fees	7,141	2,789	(c)	501	10,431
Incentive income	15	16,188	(c)(a)	544	16,747
Investment income	—	16,984	(d)(e)	—	16,984
Interest and dividends	29,092	(29,092)	(d)	—	—
Reimbursement from affiliates	288	(321)	(f)	70	—
Aircraft lease revenue	—	—	(e)	—	—
Reinsurance premiums	6,591	(6,591)	(g)	—	—
Other revenues	1,061	98	(g)	—	1,159
Consolidated Funds	2,340	—		(2,340)	—
Total revenue	$224,097	$10,634		$(1,225)	$233,469

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees. Economic Income (Loss) also records retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended March 31, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$97,988	$(4,064)	(a)	$—	$93,924
Brokerage	105,733	8,338	(b)	—	114,071
Management fees	7,417	4,506	(c)	1,203	13,126
Incentive income	16	5,172	(c)(a)	9	5,197
Investment income	—	14,301	(d)(e)	—	14,301
Interest and dividends	25,954	(25,954)	(d)	—	—
Reimbursement from affiliates	377	(445)	(f)	68	—
Aircraft lease revenue	715	(715)	(e)	—	—
Reinsurance premiums	8,647	(8,647)	(g)	—	—
Other revenues	1,336	(448)	(g)	—	888
Consolidated Funds	3,201	—		(3,201)	—
Total revenue	$251,384	$(7,956)		$(1,921)	$241,507

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees. Economic Income (Loss) also records retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.